Exhibit 99.1

Contango Reports Second Quarter Results

HOUSTON--(BUSINESS WIRE)--February 9, 2012--Contango Oil & Gas Company (NYSE Amex: MCF) reported revenues from sales of natural gas, oil and natural gas liquids for the three months ended December 31, 2011 of approximately $53.9 million, compared to $48.2 million for the same period last year. The Company reported net income for the three months ended December 31, 2011 of approximately $19.5 million, or $1.27 per basic and diluted share. This compares to net income for the three months ended December 31, 2010 of approximately $11.8 million, or $0.75 per basic and diluted share, which included a gain of approximately $1.9 million, or $0.12 per basic and diluted share, attributable to discontinued operations from the sale of our Joint Venture Assets, Rexer Assets and the distribution of Contango ORE, Inc. stock.

For the six months ended December 31, 2011, the Company reported revenues from sales of natural gas, oil and natural gas liquids of approximately $98.1 million, compared to $101.3 million for the same period last year. The Company reported net income for the six months ended December 31, 2011 of approximately $34.4 million, or $2.22 per basic and diluted share, which included a loss of approximately $0.8 million, or $0.05 per basic and diluted share, attributable to discontinued operations from the sale of our Joint Venture Assets, Rexer Assets and the distribution of Contango ORE, Inc. stock. This compares to net income for the six months ended December 31, 2010 of approximately $30.7 million, or $1.96 per basic share and $1.95 per diluted share, which includes a gain of approximately $1.0 million, or $0.06 per basic and diluted share, attributable to discontinued operations from the sale of our Joint Venture Assets, Rexer Assets and the distribution of Contango ORE, Inc. stock.

Capital Budget. For the final six months of fiscal year 2012, our capital expenditure budget calls for us to invest approximately $69.6 million from cash on hand and operating cash flows, as follows:

• We have budgeted to invest approximately $0.5 million to recomplete our Eloise North well up hole in the Cib-op sands as our Mary Rose #5 well.

• We have budgeted to invest approximately $25.0 million to drill our Ship Shoal 134 (“Eagle”) prospect.

• We have budgeted to invest approximately $25.0 million to drill our South Timbalier 75 (“Fang”) prospect.

• We have budgeted to invest approximately $19.1 million in Alta Energy ($10.7 million of this amount was funded in January 2012).

Should the Company have exploration success with any of its offshore exploration wells, our capital expenditure budget will be significantly increased. As of February 6, 2012, we were producing approximately 93.1 million cubic feet equivalent per day, net to Contango, had no debt, and had approximately $125.0 million in net available cash and $40.0 million of unused borrowing capacity.

Kenneth R. Peak, the Company’s Chairman and Chief Executive Officer, said “Gas prices are weak and in my opinion are likely to become weaker. However, our condensate and natural gas liquids (NGLs) sales comprised 59% of our second quarter revenues and helped drive a strong quarter. When we calculate our prices in terms of “Mcfe” or Mcf equivalent, our calculation assumes that one barrel of condensate is the “energy equivalent” of six Mcf. In economic terms, however, with today’s prices of approximately $2.50/Mcf and $115/Bbl of condensate, the “economic equivalent” is at a record high with one barrel of condensate being the economic equivalent of 46 Mcf. Thus, even though the average price for our natural gas in the second quarter was only $3.38/Mcf, the average price for our condensate in the second quarter was $115.46/Bbl, resulting in an average Mcfe price for the quarter of $6.18/Mcfe.”

Mr. Peak continued, “During the six months ended December 31, 2011, we paid approximately $27.6 million in taxes to Federal and State governments. Thus, while we have strong motivation to drill and a number of quality prospects, we are still waiting on the rig we have contracted to drill our Eagle and Fang prospects. The paucity of rigs in the Gulf of Mexico (“GOM”) and the extended amount of time required to obtain permits is part of the ongoing after-effects of the Macondo oil spill. While we do not expect these conditions to change in the near term, we remain enthusiastic about our opportunities in the GOM.

“There is a silver lining to low natural gas prices. Namely, we are seeing a variety of new investment opportunities for the Company. In addition to an increase in the number of off-shore prospects available to us, we are also reviewing a number of on-shore shale plays with attractive reward/risk economics.”

CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(thousands, except per share amounts)
REVENUES:
Natural gas, oil and liquids sales	$53,907	$48,236	$98,109	$101,333
Total revenues	53,907	48,236	98,109	101,333

EXPENSES:
Operating expenses	7,010	5,671	12,899	10,274
Exploration expenses	33	9,761	56	9,834
Depreciation, depletion and amortization	13,536	13,681	24,493	27,703
Impairment of natural gas and oil properties	-	106	-	112
General and administrative expenses	2,304	3,281	4,552	6,278
Total expenses	22,883	32,500	42,000	54,201

OTHER INCOME (EXPENSE)	(51)	(22)	(128)	(85)

NET INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	30,973	15,714	55,981	47,047
Provision for income taxes	(11,383)	(5,807)	(20,806)	(17,322)
NET INCOME FROM CONTINUING OPERATIONS	19,590	9,907	35,175	29,725

DISCONTINUED OPERATIONS
Discontinued operations, net of income taxes	(114)	1,860	(795)	983
NET INCOME ATTRIBUTABLE TO COMMON STOCK	$19,476	$11,767	$34,380	$30,708

NET INCOME PER SHARE:
Basic
Continuing operations	$1.28	$0.63	$2.27	$1.90
Discontinued operations	$(0.01)	$0.12	$(0.05)	$0.06
Total	$1.27	$0.75	$2.22	$1.96
Diluted
Continuing operations	$1.28	$0.63	$2.27	$1.89
Discontinued operations	$(0.01)	$0.12	$(0.05)	$0.06
Total	$1.27	$0.75	$2.22	$1.95

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	15,362	15,665	15,501	15,665
Diluted	15,365	15,739	15,504	15,759

The table below sets forth revenue, expense and production data for the three and six months ended December 31, 2011 and 2010.

	Three Months Ended			Six Months Ended
	December 31,			December 31,
	2011	2010	Change	2011	2010	Change
	(thousands, except percent change, avg sales price and selected data per Mcfe)			(thousands, except percent change, avg sales price and selected data per Mcfe)
Production:
Natural gas (million cubic feet)	6,552	6,521	*	11,729	13,201	-11%
Oil and condensate (thousand barrels)	179	162	10%	307	355	-14%
Natural gas liquids (thousand gallons)	7,694	7,130	8%	13,404	14,869	-10%
Total (million cubic feet equivalent)	8,725	8,512	3%	15,486	17,455	-11%

Natural gas (million cubic feet per day)	71.2	70.9	*	63.7	71.7	-11%
Oil and condensate (thousand barrels per day)	1.9	1.8	6%	1.7	1.9	-11%
Natural gas liquids (thousand gallons per day)	83.6	77.5	8%	72.8	80.8	-10%
Total (million cubic feet equivalent per day)	94.5	92.8	2%	84.3	94.6	-11%

Average Sales Price:
Natural gas (per thousand cubic feet)	$3.38	$3.97	-15%	$3.79	$4.29	-12%
Oil and condensate (per barrel)	$115.46	$85.10	36%	$112.08	$80.49	39%
Natural gas liquids (per gallon)	$1.44	$1.20	20%	$1.44	$1.08	33%
Total (per thousand cubic feet equivalent)	$6.18	$5.67	9%	$6.34	$5.81	9%

Selected data per Mcfe:
Lease operating expenses	$0.80	$0.67	19%	$0.83	$0.59	41%
General and administrative expenses	$0.26	$0.39	-33%	$0.29	$0.36	-19%
Depletion of natural gas and oil properties	$1.53	$1.59	-4%	$1.56	$1.57	-1%

* Not meaningful

Contango is a Houston-based, independent natural gas and oil company. The Company’s business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango Oil & Gas Company
Kenneth R. Peak, 713-960-1901
www.contango.com